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                   MUNICIPAL FUND FOR NEW YORK INVESTORS, INC.

                               12b-1 SERVICES PLAN

      Section 1. Upon the recommendation of The Boston Company Advisors, Inc., the Fund's Administrator ("Boston Advisors"), any officer of Municipal Fund for New York Investors, Inc. (the "Fund") is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Directors ("Servicing Agreements") with non-bank institutional shareholders of record ("Service Organizations") of the Fund's Class A Common Stock Special Series 2 (said Series known as "NY Money Plus"); provided that the Fund may not enter into a Servicing Agreement with Shearson Lehman Brothers Inc. Such Servicing Agreements shall require the Service Organizations to provide support and distribution services on behalf of the Fund as set forth therein to their clients who beneficially own shares of NY Money Plus ("Plus Shares") in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at an annual rate not to exceed .40% of the average daily net asset value of Plus Shares held by the Service Organizations on behalf of their clients. Subject to the limitations stated above, the rate of the fees payable to Service Organizations shall be set from time to time by resolution adopted by the Fund's Board of Directors (including a majority of its Disinterested Directors) in the manner set forth in Section 4(a). All expenses incurred by the Fund in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Plus Shares.

      Section 2. Boston Advisors shall monitor the arrangements pertaining to the Fund's Servicing Agreements with Service Organizations in accordance with the terms of Boston Advisors' administration agreement with the Fund. Boston Advisors shall not, however, be obliged by this Plan to recommend, and the Fund shall not be obliged to execute, any Servicing Agreement with any qualifying Service Organization.

      Section 3. So long as this Plan is in effect, Boston Advisors shall provide to the Fund's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

      Section 4. This Plan shall become effective immediately upon the approval of the Plan (and the form of Servicing Agreement attached hereto) by (a) a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" as defined in the Investment Company Act of 1940 (the "Act") of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any Servicing Agreements or other agreements related to this Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Servicing Agreement), and (b) a majority (as defined in the
Act) of the outstanding Plus Shares.
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      Section 5. Unless sooner terminated, this Plan shall continue until July
31, 1986, and thereafter shall continue automatically for successive annual periods ending on July 31 provided such continuance is approved at least annually in the manner set forth in Section 4(a).

      Section 6. This Plan may be amended at any time by the Board of Directors, provided that (a) any amendment to increase materially the costs (whether for distribution or any other purpose) which the Fund may bear pursuant to this Plan shall be effective only upon the favorable vote of a majority (as defined in the Act) of the outstanding Plus Shares, and (b) any material amendment of the terms of this Plan shall become effective only upon the approvals set forth in Section 4 (a).

      Section 7. This Plan is terminable at any time by (a) vote of a majority of the Disinterested Directors, or (b) vote of a majority (as defined in the Act) of the Plus Shares.

      Section 8. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of such non-interested Directors.

      Section 9. The Fund has adopted this 12b-1 Services Plan pursuant to
Section 12(b) of the Act and the rules and regulations promulgated thereunder.


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